As filed with the Securities and Exchange Commission on November 13, 2002
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AMERICAN COMMUNITY BANCSHARES, INC.
(Exact Name of Registrant as Specified in its Charter)

NORTH CAROLINA	56-2179531
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2593 West Roosevelt Boulevard
Monroe, North Carolina 28111
(704) 225-8444
(Address, including ZIP Code, and telephone number, including area code, of registrant’s principal executive offices)

American Community Bancshares, Inc. 2001 Incentive Stock Option Plan
American Community Bancshares, Inc. 2002 Nonstatutory Stock Option Plan
(Full title of the plans)

RANDY P. HELTON
PRESIDENT AND CHIEF EXECUTIVE OFFICER
AMERICAN COMMUNITY BANCSHARES, INC.
2593 WEST ROOSEVELT BOULEVARD
MONROE, NORTH CAROLINA 28111
(704) 225-8444
(Name and address of agent for service)

WITH COPIES TO:
ANTHONY GAETA, JR., ESQ.
ERIK GERHARD, ESQ.
GAETA & ASSOCIATES, P.A.
808 SALEM WOODS DRIVE, SUITE 201
RALEIGH, NORTH CAROLINA 27615
(919) 845-2558

CALCULATION OF REGISTRATION FEE (1)

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Common Stock $1.00 Par Value	115,200	(1)	$927,690(1)	$86

(1) The shares of Common Stock are being offered to eligible employees of Registrant and its direct and indirect subsidiaries pursuant to options granted to them in accordance with the terms of the American Community Bancshares, Inc. 2001 Incentive Stock Option Plan and the American Community Bancshares, Inc. 2002 Nonstatutory Stock Option Plan (the “Plans”). Pursuant to Rule 457(h), the Aggregate Offering Price and the Registration Fee have been calculated on the basis of the maximum number of shares to be issued under the Plans and an Offering Price equal to the price at which the shares may be purchased pursuant to the Plans upon the exercise of the options.

PART I.    INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Explanatory Note

As permitted by the rules of the Securities and Exchange Commission (the “Commission”), this Registration Statement omits the information specified in Part I (Items 1 and 2) of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Plans as required by Rule 428(b) under the Securities Act of 1933 (“Securities Act”). Such documents are not being filed with the Commission as part of this Registration Statement or prospectuses or prospectus supplements pursuant to Rule 424.

PART II.    INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Certain Documents by Reference

The following documents filed by Registrant with the Commission under the Securities Act are incorporated herein by reference:

(a)	Registrant’s latest Annual Report on Form 10-KSB;

(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (a) above; and

(c)
The information set forth under the caption “Description of Capital Stock” in the Registrant’s Registration Statement on Form SB-2 (333-84484) dated March 18, 2002 including any amendments and reports filed for the purpose of updating that description.

In addition, all documents subsequently filed with the Commission by Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) after the date hereof prior to the filing of a post-effective amendment which indicates that all securities being offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated herein by reference and to be a part hereof from the dates of filing of such documents.

Item 4.    Description of Securities

Not applicable.

Item 5.    Interests of Named Experts and Counsel

Not applicable.

Item 6.    Indemnification of Directors and Officers

Registrant is incorporated under the laws of the State of North Carolina. North Carolina’s Business Corporation Act (the “BCA”) contains provisions prescribing the extent to which directors and officers of a corporation shall or may be indemnified.

The BCA permits a corporation, with certain exceptions, to indemnify a current or former officer or director against liability if he acted in good faith and he reasonably believed (i) in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests, (ii) in all other cases, that his conduct was at least not opposed to its best interests and (iii) with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

A corporation may not indemnify him in connection with a proceeding by or in the right of the corporation in which he was adjudged liable to the corporation or in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he as adjudged liable on the basis that personal benefit was improperly received by him unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for such reasonable expenses incurred which the court shall deem proper.

The BCA requires a corporation to indemnify an officer or director in the defense of any proceeding to which he was a party against reasonable expenses to the extent that he is wholly successful on the merits or otherwise in his defense. Indemnification under the BCA generally shall be made by the corporation only upon a determination that indemnification of the director or officer was proper under the circumstances because he met the applicable standard of conduct. Such determination may be made by (i) the Board of Directors by a majority vote of a quorum consisting of directors who are not parties to such proceeding, (ii) if such a quorum is not obtainable, by majority vote of a committee duly designated by the Board of Directors consisting solely of two or more directors not at the time party to such proceeding; (iii) if such quorum is not obtainable, or, even if obtainable if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iv) by the stockholders of the corporation.

The BCA permits a corporation to provide for indemnification of directors and officers in its Articles of Incorporation or Bylaws or by contract or otherwise, against liability in various proceedings, and to purchase and maintain insurance policies on behalf of these individuals. The Articles of Incorporation of the Registrant provide for the elimination of the personal liability for monetary damages for certain breaches of fiduciary duty and the Bylaws of the Registrant provide for the indemnification of directors and officers to the maximum extent permitted by North Carolina law.

Item 7.    Exemption From Registration Claimed

Not applicable.

Item 8.    Exhibits

The following exhibits are filed herewith or incorporated herein by reference as a part of the Registration Statement.

Exhibit Number	Description

4.1	Specimen of Registrant’s Common Stock certificate.*

5.1	Opinion of Gaeta & Associates, P.A. as to the legality of the securities being registered (filed herewith).

23.1	Consent of Dixon Odom PLLC (filed herewith).

23.2	Consent of Gaeta & Associates, P.A. (contained in the opinion filed herewith as Exhibit 5).

24.1	Power of Attorney (filed herewith).

99.1	2001 Incentive Stock Option Plan.**

99.2	2002 Nonstatutory Stock Option Plan (filed herewith).

*	Incorporated by reference to Registrant’s Registration Statement on Form S-4 (No. 333-31148) as filed with the Securities and Exchange Commission on February 25, 2000.

**	Incorporated by reference to Registrant’s Annual Report on Form 10-KSB for the year ended December 31, 2000 as filed with the Securities and Exchange Commission on March 20, 2001.

Item 9.    Undertakings

(a)    The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

(i)	Include any Prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
Reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	Include any additional or changed material information with respect to the plan of distribution.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned registrant hereby undertakes that, if the Registrant offers the securities to existing security holders under warrants or rights and the Registrant reoffers to the public any securities not taken by security holders, with any modifications that suit the particular case, the Registrant will supplement the Prospectus, after the end of the subscription period, to include the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities that the underwriters will purchase and the terms of any later reoffering. If the underwriters make any public offering of the securities on terms different from those on the cover page of the prospectus, the Registrant will file a post-effective amendment to state the terms of such offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Monroe, State of North Carolina, on November 13, 2002.

AMERICAN COMMUNITY BANCSHARES, INC. By: /s/ Randy P. Helton Randy P. Helton President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	CAPACITY

/s/ Randy P. Helton Randy P. Helton	Director, President, and Chief Executive Officer

/s/ Dan R. Ellis, Jr. Dan R. Ellis, Jr.	Senior Vice President, Chief Financial Officer, and Secretary

/s/ Robert D. Dinsmore, Jr.* Robert D. Dinsmore, Jr.	Director

/s/ Frank L. Gentry* Frank L. Gentry	Director

/s/ Thomas J. Hall* Thomas J. Hall	Director

/s/ Larry S. Helms* Larry S. Helms	Director

/s/ Kenneth W. Long* Kenneth W. Long	Director

/s/ L. Steven Phillips* L. Steven Phillips	Director

/s/ Alison J. Smith* Alison J. Smith	Director

/s/ L. Carlton Tyson* L. Carlton Tyson	Director

/s/ David D. Whitley* David D. Whitley	Director

/s/ Gregory N. Wylie* Gregory N. Wylie	Director

By:	/s/ Randy P. Helton
Randy P. Helton Attorney-in-fact

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION OF EXHIBIT

4.1	Specimen of Registrant’s Common Stock	*

5.1	Opinion of Gaeta & Associates, P.A. as to the legality of the securities being registered

23.1	Consent of Dixon Odom PLLC

23.2	Consent of Gaeta & Associates, P.A.	Included in Exhibit 5

24.1	Power of Attorney

99.1	2001 Incentive Stock Option Plan	**

99.2	2002 Nonstatutory Stock Option Plan

*	Incorporated by reference to Registrant’s Registration Statement on Form S-4 (No. 333-31148) as filed with the Securities and Exchange Commission on February 25, 2000.

**	Incorporated by reference to Registrant’s Annual Report on Form 10-KSB for the year ended December 31, 2000 as filed with the Securities and Exchange Commission on March 20, 2001.